UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 19, 2015

OMNIVISION TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29939	77-0401990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4275 Burton Drive

Santa Clara, California 95054

(Address of principal executive offices, including zip code)

(408) 567-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

Sale of Shares in VisEra Joint Venture

On August 19, 2015, OmniVision Technologies, Inc. (the “Company”), OmniVision International Holding Ltd. (“OVT International”) and OmniVision Investment Holding (BVI) Ltd. (“OVT BVI,” and collectively with the Company and OVT International, the “VisEra Sellers”) entered into a Share Purchase Agreement (the “VisEra Agreement”) effective as of August 14, 2015, with TSMC Partners, Ltd. (the “VisEra Purchaser”), pursuant to which VisEra Purchaser has agreed to purchase all shares of VisEra Holding Company (the “VisEra JV”) owned by OVT BVI (the “VisEra Shares”) at an aggregate purchase price of US$111,138,122 (the “ VisEra Share Purchase”). The parties are entering into the VisEra Agreement in connection with the Company’s plan to divest certain of its investments in Taiwan in order to obtain clearance or approval under applicable law in Taiwan for its proposed merger with Seagull Acquisition Corporation (the “Merger”).

In addition to the VisEra Share Purchase, the parties have agreed that the VisEra Purchaser will use commercially reasonable efforts to sell all shares of XinTec Inc. (“XinTec”) owned by VisEra JV (such shares, the “VisEra XinTec Shares”) within 30 days, subject to extension in certain circumstances, after the VisEra XinTec Shares are released from restrictions under Taiwanese securities laws, but in no event prior to the closing of the VisEra Share Purchase.  VisEra Purchaser will notify the VisEra Sellers of the amount of VisEra XinTec Shares sold on a weekly basis, and once all VisEra XinTec Shares have been sold, VisEra Purchaser will calculate any reconciliation payments to be paid to or paid by the VisEra Sellers based on the difference between the price at which the VisEra XinTec Shares are sold and the book value of VisEra XinTec Shares reflected in VisEra JV’s financial statements as of June 30, 2015.

The closing of the VisEra Share Purchase will take place no later than 30 days after receiving all relevant government approvals for the VisEra Share Purchase and the Merger, but in no event later than the closing of the Merger.  If the Merger has not closed prior to April 30, 2016, then the VisEra Agreement will automatically terminate without liability or further obligation to any of the parties.

The VisEra Agreement contains representations and warranties by each VisEra Seller and the VisEra Purchaser and is subject to customary closing conditions.

The foregoing description of the VisEra Agreement is not complete and is qualified in its entirety by reference to the full text of the VisEra Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending October 31, 2015.

Sale of Shares in OmniVision Taiwan

On August 19, 2015, the Company and OVT International (collectively, the “OmniVision Taiwan Sellers”) entered into a Share Purchase Agreement (the “OmniVision Taiwan Agreement”) effective as of August 14, 2015, with Taiwan Semiconductor Manufacturing Co. Ltd. (“TSMC”), pursuant to which TSMC has agreed to purchase all shares of Taiwan OmniVision Investment Holding Co., Ltd. (“OmniVision Taiwan”) owned by OVT International (the “OmniVision Taiwan Shares”) at an aggregate purchase price of NT$431,755,732 (the “OmniVision Taiwan Share Purchase”). The parties are entering into the OmniVision Taiwan Agreement in connection with the Company’s plan to divest certain of its investments in Taiwan in order to obtain clearance or approval under applicable law in Taiwan for the Merger.

In addition to the OmniVision Taiwan Share Purchase, the parties have agreed that TSMC will use commercially reasonable efforts to sell all shares of XinTec owned by OmniVision Taiwan (such shares, the “OmniVision Taiwan XinTec Shares”) within 30 days, subject to extension in certain circumstances, after the OmniVision Taiwan XinTec Shares are released from restrictions under Taiwanese securities laws, but in no event prior to the closing of the OmniVision Taiwan Share Purchase.  TSMC will notify the Company of the amount of OmniVision Taiwan XinTec Shares sold on a weekly basis, and once all OmniVision Taiwan XinTec Shares have been sold, TSMC will calculate any reconciliation payments to be paid to or paid by the OmniVision Taiwan Sellers based on the difference between the price at which the OmniVision Taiwan XinTec Shares are sold and the book value of OmniVision Taiwan XinTec Shares reflected in OmniVision Taiwan’s financial statements as of June 30, 2015.

The closing of the OmniVision Taiwan Share Purchase will take place no later than 30 days after receiving all relevant government approvals for the OmniVision Taiwan Share Purchase and the Merger, but in no event later than the closing of the Merger.  If the Merger has not closed prior to April 30, 2016, then the OmniVision Taiwan Agreement will automatically terminate without liability or further obligation to any of the parties.

The OmniVision Taiwan Agreement contains representations and warranties by each of the parties and is subject to customary closing conditions.

The foregoing description of the OmniVision Taiwan Agreement is not complete and is qualified in its entirety by reference to the full text of the OmniVision Taiwan Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending October 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNIVISION TECHNOLOGIES, INC.

By:	/s/ Shaw Hong
Shaw Hong Chief Executive Officer

Date:  August 20, 2015